FOR IMMEDIATE RELEASE

October 4, 2005

ILX RESORTS ACQUIRES 21-ACRE SITE IN SEDONA

Phoenix, Arizona – October 4, 2005 - ILX Resorts Incorporated (AMEX:ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced today that it has consummated the acquisition from the U.S. Forest Service, for $8.4 million cash, of a 21-acre parcel of real estate in Sedona, Arizona adjacent to the Company’s Los Abrigados Resort & Spa.  The purchasing entity, ILX-Bruno LLC, is owned 92% by ILX Resorts Incorporated and 8% by James Bruno Enterprises LLC, an investor group from Chandler, Arizona, that has an opportunity prior to October 28, 2005, to increase its participation to 18.2%.

“We are very pleased to have completed this purchase and eagerly look forward to the planning and implementation of this unique opportunity on property adjacent and proximate to our Los Abrigados Resort in Sedona,” said Joe Martori, Chairman and CEO of ILX.

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes seven resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico, and land adjacent to an existing resort in northern Arizona on which it is completing construction and land in Puerto Penãsco, Mexico (“Rocky Point”) in the early planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori or Margaret Eardley at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company's need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel and other risks detailed in ILX's Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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